Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 31, 2020, with respect to the consolidated financial statements of Fiverr International Ltd. included in the Registration Statement (Form F-1 No. 333- 238693) and related Prospectus of Fiverr International Ltd. for the registration of its ordinary shares.

/s/ Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Tel-Aviv, Israel

May 28, 2020